EXHIBIT 99.3

ORIENT-EXPRESS HOTELS
TRAINS & CRUISE

September 12, 2008

Dear Shareholder:

As you may know, certain of Orient-Express Hotels’ shareholders have purported to requisition a special general meeting of shareholders in order to consider resolutions that, if passed, would have the effect of eliminating our dual class capital structure.

Your Board has serious doubts concerning the validity of the purported requisition and believes it is misconceived and contrary to the best interests of the shareholders.  Nonetheless, rather than subjecting Orient-Express Hotels and its shareholders to a potentially protracted and expensive dispute, we have set October 10, 2008 for a special general meeting at which shareholders of record as of September 22, 2008 will be presented with the proposed resolutions.  Any resolutions approved at the special general meeting by the holders of class A and class B common shares, voting together as a single class, would be subject to the further approval of the holders of the class B common shares, voting as a single class at a separate meeting to be held promptly following the conclusion of the special general meeting.  The Board of Directors of Orient-Express Holdings 1 Ltd., the owner of all class B common shares of the Company, has adopted a resolution to vote all of its shares against the proposed resolutions at any special meeting.  Of course, Orient-Express Hotels reserves the right to challenge the validity of any resolutions that are approved.

As we have publicly stated, our corporate governance structure was put into place at the time of our initial public offering in order to preserve our ability to oppose any proposals that are contrary to the best interests of Orient-Express Hotels and its shareholders.  We have consistently described this corporate governance structure in our public filings and investors in Orient-Express Hotels have been aware of this structure since 2000.  Your Board is acutely aware of its fiduciary duties to the shareholders in its evaluation of all corporate opportunities.  We vigorously disagree with the proposed resolutions because they would jeopardize your Board’s ability to preserve the long-term value of Orient-Express Hotels.  Prior to the special general meeting, you will receive further communications from us describing our views and recommendations in more detail.

Your Board appreciates your support.

Very truly yours, James B. Hurlock Chairman

Orient-Express Hotels Ltd., 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
e-mail: oeh.info@orient-express.com www.orient-express.com